As filed with the Securities and Exchange Commission on April 11, 2007.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

HEALTH BENEFITS DIRECT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0438502
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

150 Radnor-Chester Road, Suite B-101
Radnor, Pennsylvania 19087
(Address, including zip code, of Principal Executive Offices)

HEALTH BENEFITS DIRECT CORPORATION
2006 OMNIBUS EQUITY COMPENSATION PLAN
(Full Title of the Plan)

P. Pete Zografakis, Esq.
Vice President and General Counsel
Health Benefits Direct Corporation
150 N. Radnor-Chester Road, Suite B-101
Radnor, PA 19087
(484) 654-2222
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

Copy to:
James W. McKenzie, Jr., Esq.
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
(215) 963-5000

CALCULATION OF REGISTRATION FEE

Title of Each Class of securities	Amount To Be	Proposed	Proposed	Amount of
To Be	Registered (1)	Maximum	Maximum	Registration Fee
Registered		Offering Price	Aggregate	(3)
		Per Share (2)	Offering Price
Common Stock, par value $0.001 per share	6,000,000	$2.715	$16,290,000	$500.10

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457 (h) under the Securities Act of 1933, as amended, and based upon the average of high and low prices for the Registrant’s common stock as reported on the OTC Bulletin Board on April 5, 2007.

(3)	Calculated pursuant to Section 6(b) as follows: proposed maximum aggregate offering price multiplied by $.0000307.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan, or the “Plan,” covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended, or the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by Health Benefits Direct Corporation, or the Registrant, with the Commission are incorporated by reference into this Registration Statement:
(1)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

(2)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 20, 2007, March 30, 2007 and April 6, 2007.

(3)	The description of the Registrant’s shares of Common Stock, par value $0.001 per share, contained in the Registrant’s Registration Statement on Form 8-A registering the Registrant’s shares of Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, filed with the Commission on December 30, 2005, and any amendment or report filed with the Commission for the purpose of updating such description.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8-K shall not be incorporated by reference into this Registration Statement.
     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not Applicable.
Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.
     Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders’ or directors’ resolution or by contract. We also have director and officer indemnification agreements with each of our executive officers and directors which provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.
          Pursuant to Director and Officer Indemnification Agreements entered into with each of our directors and officers, we have agreed to indemnify each of our directors and officers to the fullest extent of the law permitted or required by the State of Delaware.
Item 7. Exemption from Registration Claimed.
Not Applicable.

Item 8. Exhibits.
     The following Exhibits are filed as part of this Registration Statement.

Exhibit
Number	Description
4.1	Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Sherb & Co., LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page)
Item 9. Undertakings.
The undersigned registrant hereby undertakes:
(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement;
(iii) Include any additional or changed material information on the plan of distribution;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant under the Exchange Act.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the

Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Radnor, Pennsylvania, on April 11, 2007.

Health Benefits Direct Corporation

By	/s/ Alvin H. Clemens

Name:	Alvin H. Clemens
Title:	Chairman and Chief Executive Officer
Power of Attorney
     We, the undersigned officers and directors of Health Benefits Direct Corporation, hereby severally constitute and appoint Alvin H. Clemens and Anthony R. Verdi, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Health Benefits Direct Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alvin H. Clemens
Alvin H. Clemens	Chairman, Chief Executive Officer
and Director
	(Principal Executive Officer)	April 11, 2007

/s/ Anthony R. Verdi
Anthony R. Verdi	Chief Financial Officer
	(Principal Financial Officer)	April 11, 2007

/s/ Warren V. Musser
Warren V. Musser	Director	April 11, 2007

/s/ Charles A. Eissa
Charles A. Eissa	President, Chief Operating Officer and
	Director	April 11, 2007

/s/ John Harrison
John Harrison	Director	April 11, 2007

/s/ Paul Soltoff
Paul Soltoff	Director	April 11, 2007

/s/ L.J. Rowell
L.J. Rowell	Director	April 11, 2007

/s/ C. James Jensen
C. James Jensen	Director	April 11, 2007

/s/ Sanford Rich
Sanford Rich	Director	April 11, 2007

HEALTH BENEFITS DIRECT CORPORATION
INDEX TO EXHIBITS
     The following is the Index to Exhibits filed as part of this Registration Statement.

Exhibit
Number	Description

4.1	Health Benefits Direct Corporation 2006 Omnibus Equity Compensation Plan, incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 2, 2006
5.1	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Sherb & Co., LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included as part of the signature page)